UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37929	98-1343578
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20-22 Bedford Row London, United Kingdom WC1R 4JS		Not Applicable
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: +1 (441) 824-8101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Decisions Regarding Lynn Seely, M.D., Principal Executive Officer

On March 28, 2017, the Compensation Committee of the Board of Directors (the “Board”) of Myovant Sciences Ltd. (the “Registrant”) approved the annual cash bonus for the fiscal year ended March 31, 2017 and the annual base salary and bonus target opportunity effective April 1, 2018 for Lynn Seely, the Registrant’s Principal Executive Officer. For the fiscal year ended March 31, 2017, Dr. Seely will receive a cash bonus of $200,000, based on her achievement of individual performance criteria and overall company performance, as determined by the Compensation Committee. As provided in her employment agreement, effective April 1, 2018, Dr. Seely’s annual base salary will be increased to $512,300 based on benchmarking analysis conducted by the Compensation Committee’s independent consultant. Dr. Seely will also continue to be eligible to receive an annual discretionary cash bonus, with a target amount that will remain 50% of her annual base salary, subject to her achievement of individual performance criteria to be determined by the Board or the Compensation Committee, as well as overall company performance criteria.

Change of Status of Frank Karbe, Principal Financial and Accounting Officer

Frank Karbe has served as the Registrant’s Principal Financial and Accounting Officer and as the Interim Chief Financial Officer of Myovant Sciences, Inc., the Registrant’s wholly-owned U.S. subsidiary, since September 2016. As of April 3, 2017, Mr. Karbe has been appointed the non-interim Chief Financial Officer of Myovant Sciences, Inc., and he will continue to serve as the Registrant’s Principal Financial and Accounting Officer.

Pursuant to Mr. Karbe’s employment agreement with Myovant Sciences, Inc., he will receive an annual base salary of $367,000 and a sign-on bonus of $50,000. Mr. Karbe will also be eligible to receive an annual discretionary cash bonus, with a target amount equal to 50% of his then-current annual base salary, subject to his achievement of individual performance criteria to be determined by the Board or the Compensation Committee, as well as overall company performance criteria. These bonuses are in addition to the one-time discretionary performance bonus of $150,000 that Mr. Karbe is eligible to receive on September 27, 2017, the one-year anniversary of his start date as Interim Chief Financial Officer, under his original offer letter with Myovant Sciences, Inc., which was previously filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213891), filed with the Securities and Exchange Commission on September 30, 2016 (the “Registration Statement”).

The Compensation Committee has approved the grant to Mr. Karbe of an option to purchase up to 200,000 of the Registrant’s common shares. In accordance with the Registrant’s option grant policy, the grant will be effective on April 17, 2017 and will have an exercise price equal to the closing price of the Registrant’s common shares on the New York Stock Exchange on that date. The option will vest over a period of four years, with one-quarter of the common shares underlying the option vesting on the first anniversary of the grant date and the remainder vesting in twelve equal quarterly installments thereafter. Mr. Karbe also will be eligible to receive annual discretionary option grants, each of which will vest over a period of four years, subject to the achievement of certain company performance criteria to be mutually agreed upon in writing. If a change of control of the Registrant occurs during Mr. Karbe’s employment or within three months after the termination of his employment, other than for cause, or his resignation for good reason (as such terms are defined in his employment agreement), then 100% of any unvested common shares underlying his outstanding options will vest in full upon the consummation of the change of control.

Mr. Karbe’s employment is “at will” and may be terminated at any time, with or without cause. Under his employment agreement, in the event that Mr. Karbe is terminated without cause or resigns for good reason, then the Registrant will be obligated to pay Mr. Karbe a one-time cash payment equal to the sum of his then-current annual base salary and annual bonus target opportunity, and he would also be eligible to receive reimbursements for continued medical coverage for one year after termination of employment. However, if such termination or resignation occurs within three months before or 18 months after a change of control of the Registrant, then the above-described amounts will be increased to 1.5 times the sum of his then-current annual base salary and annual bonus target opportunity and medical coverage reimbursement for 18 months after termination of employment.

The Registrant expects to enter into its standard indemnification agreement for executive officers with Mr. Karbe, the form of which was previously filed by the Registrant as Exhibit 10.8 to the Registration Statement.

The foregoing summary of the terms and conditions of Mr. Karbe’s employment is not intended to be complete and is qualified in its entirety by reference to the full text of the employment agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated April 3, 2017, between Frank Karbe and Myovant Sciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date: April 3, 2017	By:	/s/ Frank Karbe
	Name:	Frank Karbe
	Title:	Principal Financial and Accounting Officer